Exhibit 99.B(a)(2)(c)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

OF

VICTORY PORTFOLIOS II

This Certificate of Amendment to Certificate of Trust of Victory Portfolios II (the “Trust”) is being executed for the purpose of amending the Certificate of Trust of the Trust filed with the Office of the Secretary of State of the State of Delaware (the “State Office”) on April 11, 2012, pursuant to the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Act”).

The undersigned hereby certifies as follows:

1.                                      The name of the Trust is Victory Portfolios II.

2.                                      The registered office of the Trust is hereby changed to 1201 North Market Street, 18th Floor, P.O. Box 1347, City of Wilmington, County of New Castle, Delaware 19801.  Further, the registered agent of the Trust is changed to Delaware Corporation Organizers, Inc.

3.                                      This Certificate of Amendment to Certificate of Trust shall become effective upon filing with the State Office.

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly executed this Certificate of Amendment in accordance with Section 3811 of the Act.

TRUSTEE:
Victory Portfolios II

/s/ Leigh A. Wilson
Leigh A. Wilson
as Trustee and not individually
Leigh A. Wilson